EXHIBIT 4.100

FRANCHISE AGREEMENT

THIS FRANCHISE AGREEMENT is made the 7th day ofFebruary 2002 by and between

(1)	PACIFIC INTERNET LIMITED whose registered office is at 89 Science Park Drive # 02-05/06, The Rutherford, Singapore 118261 ("Franchisor"); and
(2)	PACIFIC INTERNET (THAILAND) LIMITED whose registered office is at 333 Lao Peng Nguan Tower 1 Building, 28th Floor, Soi Chaypuang, Vibhavadi Rangsit Road, Ladyao, Chatuchak, Bangkok 10900, Thailand ("Franchisee")

WHEREAS:

(A)	The Franchisor is the sole licensee of the Intellectual Property (defined below) in the Territory (defined below).
(B)	The Franchisee recognises the benefits of being identified with and licensed by the Franchisor and is desirous of acquiring from the Franchisor the exclusive right and franchise to operate the Business (defined below) in the Territory in accordance with terms of this Agreement.

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS In this Agreement, unless there is something in the subject or context inconsistent therewith :
(a)	the following expressions bear the following meanings, namely : "Business" means :
(i) establishing and undertaking the business of local Internet access providers throughout the Territory; and
(ii) other activities and businesses which are directly or indirectly for the attainment of any of the foregoing businesses;
according to the System and using the Intellectual Property;
"Franchised Centre" means the centre which operates the Business or any part of the Business at the Location pursuant to this Agreement;
"Intellectual Property" means all or any of the following :
(i) Trade Marks;
(ii) Trade Name;
(iii) the System;
(iv) patents of which the Franchisor is patentee or licensee in the Territory and which relate to the Products, Services and/or the System;
(v) copyright and design rights held by the Franchisor in any written material plans designs or other work relating to the Products, Services and/or the System; and
(vi) designs whether or not registered or protected by copyright devised or acquired by the Franchisor and applied in relation to the Products, Services and/or the System.
"Location" means such location or locations within the Territory as may be approved from time to time by the Franchisor;
"Products" means the products sold or retailed by the Franchisor in the Business;
"Services" means the services forming part of the Business, which may include the services set out in Schedule A hereto (as may from time to time be amended in writing by the Franchisor);
"System" means any information of the Franchisor on the management and operation of the Business using the Intellectual Property and any necessary know-how trade secrets methods of operation insignia identifying materials methods of advertising style and character or equipment and arrangements;

"Territory" means the Kingdom of Thailand;
"Trade Marks" means the trade marks and/or service marks set out in Schedule B hereto (as may from time to time be amended in writing by the Franchisor); and
"Trade Name" means the business name "Pacific Internet" and its corresponding logo(s) (as may be amended in writing from time to time by the Franchisor);
(b)	any reference to a statutory provision, shall include such provision as from time to time modified or re-enacted and any regulations made in pursuance thereof as from time to time modified or re-enacted whether before or after the date of this Agreement so far as such modification or re-enactment applies or is capable of applying to any transactions entered prior to completion and (so far as liability thereunder may exist or arise) shall include also any past statutory provision or regulations (as from time to time modified or re-enacted) which such provision or regulations have directly or indirectly replaced;

(c)	references to Recitals, Clauses, Schedules and Appendices are to recitals, clauses of and schedules and appendices to this Agreement;
(d)	the headings are for convenience only and shall not affect the interpretation hereof;
(e)	unless the context otherwise requires or permits, references to the singular number shall include references to the plural number and vice versa and references to natural persons shall include bodies corporate;

(f)	for the avoidance of doubt, termination of this Agreement shall include without limitation the expiry hereof by affluxion of time;
(g)	reference to any "agreement" or "notice" shall mean an agreement or notice in writing and "writing" includes all means of reproducing words in a tangible and permanently legible form.
2.	GRANT OF FRANCHISE
2.1	For the consideration herein provided, the Franchisor hereby grants to the Franchisee an exclusive right, subject to the terms and conditions contained in this Agreement;
(a) to operate the Business at the Location in accordance with the System;
(b)	to use solely in conjunction with the Business; the Intellectual Property and such other related or ancillary trademarks, trade names, copyrights, emblems, designs, labels, signs and symbols belonging to the Franchisor and appearing in connection with the Business or on products or services arranged or provided by the Franchisor as the Franchisor may from time to time make available to the Franchisee.

2.2	The Franchisor's System used in the operation of the Business is included in this license. All improvements to the System and other systems developed by, or to be developed by the Franchisor and/or its affiliates to the extent permitted by applicable law are not included in this license, but may be licensed separately by the Franchisor, in its sole and absolute discretion.

2.3	Upon the Franchisor's request, the Franchisee shall take reasonable steps which are required to obtain registration of the Franchisee as a registered user of the Trade Marks and the Franchisor shall use its reasonable endeavours towards registration of the same; Provided Always that such registration is necessary for the Franchisee's use of the Trade Marks and the Franchisee shall, if required by the Franchisor, enter into a registered user agreement in respect of the Trade Marks upon terms satisfactory to the Franchisor. Each such registered user agreement shall contain appropriate provisions relating to the products and/or services in respect of which the Franchisee is to be become registered as the user of the Trade Marks concerned in the Territory, the terms and conditions upon and subject to which the Trade Marks are to be used by the Franchisee, and shall be in such form as required to give effect to this clause. The Franchisee shall at the cost of the Franchisor render to the Franchisor all reasonable assistance to enable the Franchisor to obtain and/or maintain registration of the Trade Marks. In no circumstances will the Franchisee apply for registration as proprietor of any of the Trade Marks whether in the form of service marks or trade marks applications. In the event such rights at any time accrue to the Franchisee, the Franchisee will forthwith on demand do all such acts and things and execute all documents as the Franchisor shall deem necessary to vest such rights of the Franchisor.

3.	TERM AND RENEWAL
3.1	This Agreement shall be deemed to have commenced on 10 May 2000 and shall remain in force for a period of ten (10) years ("Term") thereafter. Except as otherwise provided herein, this Agreement shall continue in full force and effect during the Term until the earlier of the following events:

(a) the termination of this Agreement by the Franchisor by thirty (30) days' notice in writing to the Franchisee;
(b) an effective resolution is passed or a binding order is made for the winding up of the Franchisee; or
(c) this Agreement is terminated pursuant to Clause 11.
4.	FEE AND EXPENSES
4.1	In consideration of the licence granted by the Franchisor to the Franchisee under Clause 2 of this Agreement, and of the services provided by the Franchisor to the Franchisee under Clause 5 of this Agreement, the Franchisee shall pay to the Franchisor a fee of one United States dollar (US$1)and shall further reimburse the Franchisor in the manner as provided hereinafter. Notwithstanding the foregoing, the Franchisee agrees to pay for the actual costs in respect of the airfare, accommodation and all other reasonable expenses relating thereto incurred by the Franchisor in sending its staff members to Thailand up to four times each year, for the review and observance of the Franchisee's operations.

4.2	All payments to be made by the Franchisee to the Franchisor under this Agreement shall be made :
(a) without any demand, set-off, counterclaim or deduction whatsoever;
(b) free and clear of and without any deduction or withholding on account of any tax (including VAT); and
(c) in such currency and to such bank account as the Franchisor may from time to time specify.
4.3	If the Franchisee is required by law to make any deduction or withholding on account of any such tax (including VAT) or other amount from any sum paid or payable by the Franchisee (save for royalty payments) to the Franchisor under this Agreement, the sum payable by the Franchisee in respect of which the relevant withholding, deduction or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, the Franchisor receives on the due date and retains (free from any liability in respect of any such deduction, withholding or payment) a net sum equal to what it would have received and so retained had no such deduction, withholding or payment been required or made. The Thailand taxes on all payments relating to the technology transfer arrangement shall be borne by the Franchisor.

4.4	Any monetary obligation not paid by the Franchisee on its due date shall bear interest at a rate of 2% per annum above the prevailing London Inter Bank Offered Rate on the due date calculated on a daily rest from the date payment became due to the date of actual receipt of payment by the Franchisor inclusive. The Franchisee shall pay all the Franchisor's costs, charges and expenses directly or indirectly incurred in obtaining or otherwise enforcing payment of the same.

5.	FRANCHISOR'S OBLIGATIONS
5.1	The Franchisor may provide training for such number of personnel of the Franchisee at the Franchisee's expense and on such terms and conditions as the Franchisee and the Franchisor may mutually agree. The Franchisor shall have the right to require the Franchisee's employees to attend further training courses at any time during the term of this Agreement if it reasonably considers that such further training is necessary. The time and place of any such training shall be at the absolute discretion of the Franchisor but the Franchisor shall try to accommodate the Franchisee's reasonable requirements.

5.2	The Franchisor may make available to the Franchisee, on terms and conditions to be mutually agreed, promotional and point-of-sale materials and advise the Franchisee on promotional programmes relating to the Business.

5A	CONSULTANCY SERVICES
5A.1	Upon request of the Franchisee, the Franchisor may provide the Franchisee with consultancy or advisory or such other support services relating to the operations of the Business, in accordance with such terms and for payment of such fees as may be mutually agreed upon between the parties.

6.	FRANCHISEE'S OPERATING OBLIGATIONS
6.1	The Franchisee acknowledges and agrees that every detail of the System and the Franchised Center is important to the Franchisee, the Franchisor and other franchisees in order to develop and maintain high operating standards, to increase demand for the Products and Services sold by all franchisees and to protect the Franchisor's reputation and goodwill. The Franchisee further acknowledges and agrees that it will, in a good and prudent business manner, do all things necessary to facilitate the acquiring, opening and operating of the Franchised Centre and the conduct of the Business in conformity with the System and in accordance with the aforesaid understanding and the terms and conditions hereunder.

6.2	The Franchisee shall utilise its best efforts in good faith to operate and develop the Business of the Franchised Centre. The Franchised Centre and the premises thereof shall, if not already established, be established and improve at the expense of the Franchisee in accordance with plans approved by the Franchisor, such approval not to be unreasonably withheld. The Franchisee shall promptly apply for and diligently do all things necessary to obtain all necessary consents for the construction works or improvements to the premises for the carrying on of the Business from all relevant authorities.

6.3	In order to maintain the highest standard of service to be provided by the Franchisee and the Franchisor's other franchisees operating under the System and to sustain and protect the goodwill and prestige the Business, the Trade Name and the Trade Marks enjoy with the public, the Franchisee agrees that :

(a)	The Franchised Centre will maintain sufficient resources and employ sufficient staff to meet all likely demand of the Products and Services from customers of the Franchisee. All the Products and Services used or provided by the Franchisee under this Agreement will be of substantially equivalent type, quantity, quality and variety as those used or provided by the Franchisor and consistent with the business image of the Business. The Franchisee shall not advertise or charge customers prices in excess of or below the prices specified by the Franchisor from time to time.

(b)	All the Products used, sold or distributed by the Franchisee will be supplied directly through the Franchisor or its approved nominated suppliers. The Franchisee shall sell the Products supplied to it in the same condition as that in which it receives them and will not alter or remove or tamper with them or any markings or name plates or indications of the source of origin on them or any packaging supplied save as required for compliance with applicable laws.

(c)	No Products to be sold by the Franchisee under this Agreement will have any of the Trade Marks imprinted thereon, attached thereto or associated therewith without the Franchisor's prior written consent unless the Products are supplied by the Franchisor with the Trade Marks already imprinted thereon or attached thereto, and any such usage with the Franchisor's consent will inure to the benefit of the Franchisor.

(d)	It shall at times maintain the Franchised Centre and the physical premises thereof in a first class manner and in accordance with the highest business standards of the Franchisor and it shall not undertake or allow any change or alteration in the size or appearance of the Franchised Centre without the prior written consent of the Franchisor such consent not to be unreasonably withheld.

(e) The Franchisee shall maintain the equipment, whether manufactured by the Franchisor or its principal or by a source approved by the Franchisor, in excellent working condition.
(f)	In order to protect the reputation of the Franchisor and to maintain satisfactory public relations, the Franchisor reserves the right to communicate with any of the Franchisee's customers at any time during the term of this Agreement to ascertain the quality of the Products sold or the Services rendered by the Franchisee and/or its employees and the Franchisee shall upon request furnish the Franchisor with such particulars of its customers as the Franchisor may reasonably require.

(g)	The Franchisee will not delegate any duties or obligations arising under this Agreement otherwise than may be expressly permitted under its terms. The Franchisee will not grant any sub-license of the franchise granted by Clause 2 above or any other right contained in this Agreement.

(h)	The Franchisee shall promptly pay all suppliers of the Business in accordance with their usual terms and conditions. Where the Franchisee has purchased goods from the Franchisor, the Franchisee shall pay for the same within thirty (30) days of the date of the relevant invoice and in the event of default of payment, the Franchisor shall be entitled to charge interest on the sum outstanding at the rate specified in the relevant invoice from the date the sum was due to the date of receipt of payment by the Franchisor.

(i)	The Franchisee will not claim or represent directly or indirectly that the Products or Services supplied to the Franchisee (whether by the Franchisor or its nominated suppliers) have any characteristics or qualities or are suitable for any purposes other than those claimed or represented for them by the Franchisor from time to time and undertakes (in addition to and not in substitution for its other obligations) to indemnify and hold the Franchisor harmless from all claims and liabilities arising out of or consequent upon any unauthorised claims or representations made by the Franchisee in respect of the Products or the Services.

6.4	(a) The Franchisee shall not undertake any advertising and promotion in relation to the Trade Marks, Trade Name or the Business without the prior consent in writing of the Franchisor.
(b)	To assure the integrity and protection of the Franchisor's rights in the Trade Marks, the first usage thereof on signs, displays and all advertising and promotion of any sort which the Franchisee intends to use will be subject to the Franchisor's written consent prior to any public use, publication or display. The Franchisee will immediately cease the use of any advertising or promotional materials upon receipt of a request from the Franchisor so to do.

The Franchisee will participate in and comply with the terms of any special advertising, promotion or other activity as the Franchisor may reasonably direct.
6.5	The Franchisee agrees to take out and maintain with a reputable insurance company an all risks insurance coverage, (including without limitation personal injury coverage, fire, burglary and public liability coverage) sufficient for the nature of the Franchisee's operation to protect against any and all claims of personal injury, death or property damage arising out of the Franchisee's operation in amounts sufficient to fully protect the Franchisor as above stated. At all times during the existence of this Agreement, the Franchisee shall have such coverage in place. The Franchisee shall deliver to the Franchisor a certified true copy of any renewal policy or policies thereof within ten (10) days of issuance. The Franchisee shall promptly pay all premiums on the insurance coverage and shall upon request furnish the Franchisor with proof of payment. All such policies shall provide for thirty (30) days minimum written notice of cancellation to the Franchisor.

6.6	(a)	The Franchisee shall keep complete records of its business in accordance with the standard accounting methods established by the Franchisor. Such records and all supporting data shall be kept and maintained for a period of five years.

(b)	The Franchisee shall furnish to the Franchisor within fifteen (15) days after the end of each month a statement of its gross receipts for services for the preceding calendar month in accordance with the Franchisor's standard accounting form for reporting gross receipts and other financial information. For purpose of consolidation the Franchisor reserves the right to show all gross receipts of the Franchisee as gross receipts of the Franchisor.

(c)	The Franchisee shall submit to the Franchisor, in the form and on the dates to be agreed upon by the Franchisor in writing, a projected operating budget for the Franchised Centre for the following fiscal year of the Franchisor including without limitation, projected sales of Products and Services under this Agreement.

(d)	The Franchisee shall also arrange at the Franchisee's expense and submit to the Franchisor a copy of its audited annual financial statements and the report of its independent public accountants within 180 days after the close of the fiscal year.

(e)	The Franchisor or its agents shall, at all reasonable times, have the right to examine, access via modem, photocopy or audit the books and accounts of the Franchisee and to request and receive copies of purchase invoices to verify the gross receipts and other financial information as reported by the Franchisee to the Franchisor.

6.7	The Franchisee shall :
(a)	not make use other than exclusively for the purposes of the Business of any information relating to the business of the Franchisor and ensure that none of its employees makes use of such information other than for such purpose;

(b)	only use the Intellectual Property in connection with the Business and not register any company name or trade mark use of any business name incorporating the Trade Name or Trade Mark or incorporating any name of mark which is similar to or a colourable imitation of the Trade Name or Trade Marks; and

(c)	the Franchisee shall disclose, in all public records including, but not limited to, all business name registrations, and in all dealings and transactions with other persons, that it is a franchisee of the Franchisor. The Franchisee shall contract all of its obligations in its own name and not in the name of the Franchisor and in all correspondence relating directly or indirectly to the business clearly indicate that it is acting as principal.

6.8	The Franchisee shall :
(a)	obtain a signed contract of service from all persons employed by the Franchisee prior to their employment and shall disclose confidential information supplied by the Franchisor only to such persons who have previously signed such an agreement of confidentiality in the form stipulated by the Franchisor;

(b) on taking on an employee at a level of management position immediately inform the Franchisor thereof; and
(c)	procure that the persons responsible for managing the Franchised Centre and all senior employees required by the Franchisor shall attend such further periods of training as may from time to time be reasonably required by the Franchisor and bear any travel and other expenses and the salaries of such persons.

6.9	(a)	The Franchisee shall without delay introduce any improvement or modification to the System into the Business at the time and in the manner specified by the Franchisor in writing. The Franchisee shall make such changes in its operations as may be reasonably necessary to keep its operations up to date with the System.

(b)	The Franchisee shall notify the Franchisor or any improvement, or modification of or to the System which may be beneficial to the operation of the Business and shall irrevocably grant to the Franchisor and to other franchisees of the Franchisor on such terms as shall be agreed a non exclusive licence to use any such improvement or modification for a nominal sum of one United States dollar (US$ 1). The Franchisee shall not introduce any improvement or modification of or to the System without the prior written consent of the Franchisor.

6.10	The Franchisee shall implement and thereafter continue to operate the billing system and accounting system which have been devised by the Franchisor and which form part of the System.
6.11	In the event the Franchised Centre or premises shall be damaged or destroyed by fire or other casualty, the Franchisee shall at its expense insofar as the Franchised Centre or premises can reasonably by repaired or restored, repair or reconstruct the Franchised Centre or premises to at least the condition which existed just prior to the casualty within a reasonable time in light of the circumstances and in any event to the standards then currently applicable to other locations franchised or operated by the Franchisor. If the Franchised Centre or premises cannot reasonably be repaired or restored having considered all the circumstances including the amount of insurance moneys received, then the Franchisee shall consult with the Franchisor for the identification of an alternative Location provided always that in the event the Franchised Centre does not recommence operations of the Business at the new Location within six (6) months of damage or destruction of the old Franchised Centre or premises, then an event of force majeure shall, notwithstanding Clause 14.6 below, be deemed to have occurred and the Franchisor shall be entitled to terminate this Agreement by thirty (30) days' notice to the Franchisee.

6.12	The Franchisee shall make timely filings of all tax returns and shall pay when due all taxes levied or assessed in connection with the possession, ownership or operation of the Franchised Centre provided that the Franchisee may contest the validity or the amount of tax in accordance with applicable procedures in the Territory. The Franchisee shall use its best endeavours and efforts to ensure that there shall not be any tax sale or seizure of the Franchised Centre, the Location or any equipment.

6.13	The Franchisee shall :
(a) ensure that the Business is effectively managed;
(b) carry on the operations of the Business to the highest standards of service;
(c) use its best endeavours to promote and extend the Business;
(d) not do anything which may bring the Business into disrepute or may have a detrimental effect on the Business;
(e) comply with all statutes, by laws and other legal requirements relating to the Business and obtain all licenses, consents and approvals (if any) that may be required;
(f)	permit the Franchisor and any person authorised by the Franchisor, with prior notice to be given to the Franchisee, to enter during normal business hours into the Franchised Centre or elsewhere to inspect the same and take copies of any documents relating to the Business. The Franchisee shall immediately correct any deficiencies reported by the Franchisor during the inspection of the said premises;

(g) maintain and display such signs as are required from time to time by the Franchisor; and
(h) comply with the terms of any default notice specifying a breach of the provisions of this Agreement and requiring the breach to be remedied so far as it may be capable of remedy.
7.	INTELLECTUAL PROPERTY
7.1	The Franchisee hereby acknowledges that:-
(a) the Franchisor is the sole licensee of the Intellectual Property and valuable goodwill attached thereto;
(b) it will hold any additional goodwill generated by the Franchisee for the Intellectual Property or the Business as agent for the Franchisor;
(c)	the Franchisor's rights in the Trade Marks and to the System and the Trade Name include all configurations of the marks as indicated in all present registrations and applications as well as all configurations of the marks as indicated in future registrations and applications and shall extend to all representations of the said registrations and applications in any language and combination when used in any way as a trade or product identification or indicia of origin or sponsorship;

(d)	Insofar as allowed by the laws of Thailand, the Franchisor's rights are not limited to the aforesaid registrations or applications, but are additional to all other rights including common law rights which are vested in the Franchisor as a result of its long continuing, widespread and successful use of the Intellectual Property in Singapore, Thailand and elsewhere;

(e) the Franchisor has by this Agreement licensed to the Franchisee the use of the Intellectual Property only in accordance with the terms and conditions of this Agreement;
(f) no title to the Trade Marks or the Trade Name will pass hereunder to or through the Franchisee, and only the rights expressly granted in or pursuant to this Agreement are provided to the Franchisee;
(g)	the Franchisee does not have the right to use and will not use any of the Trade Marks as indicated in the present registrations and applications or as indicated in any modified representation thereof or as may be indicated in future registrations and applications either individually or any combination as part of the Franchisee's corporate name, business name or in any other way, except as specifically licensed hereunder;

(h) any usage of the Intellectual Property by the Franchisee (or otherwise, even though such action is a breach of this Agreement), will enure to the benefit of the Franchisor;
(i)	the System and business system information which it obtains pursuant to this Agreement is in addition to any skills it and its personnel currently have and is in addition to customary or usual skills generally possessed in the business and retail community;

(j) the System is a constantly evolving system and that the Franchisee may be required to make significant changes to the operation of the Business to keep its operations up to date with the System.
7.2	The Franchisee undertakes that it will not use and will not permit or cause the use of, the Intellectual Property except in the manner and to the extent specifically licensed to the Franchisee by this Agreement. Such use hereunder will accurately portray the Trade Marks and will not jeopardise or adversely affect the goodwill attached thereto or to the System. In the adoption of a corporation or partnership or business name, the Franchisee shall not use any of the Trade Marks, Trade Name or any translations, variations or abbreviations thereof, or any other words deemed by the Franchisor to be confusingly similar to the Trade Marks or Trade Name except for the use of "Pacific Internet" as a business name.

7.3	The Franchisee shall not do anything which may adversely affect the goodwill associated with the Franchisor and the Intellectual Property.
7.4	The Franchisee shall, at the Franchisor's expense, do all such acts and things and execute and deliver such documents as the Franchisor reasonably deems necessary to protect the Franchisor's rights in the Intellectual Property.

7.5	The Franchisee agrees that:-
(a)	As a result of this Agreement, the Franchisee or its successors will be provided by the Franchisor in confidence with documents and other materials which are restricted information and proprietary property, belonging to and exclusively for the benefit of the Franchisor and constitute valuable "trade secrets" of the Franchisor which are fully protected by the Franchisor's copyrights.

(b)	The Franchisee will use and permit the use of the Intellectual Property solely in connection with the Franchised Centre and for the benefit of the Franchisee and that the Franchisee will not permit, directly or indirectly, at any time, any disclosure or delivery of any document or other item concerning any of the Intellectual Property or any copies or excerpts thereof, to any person, except authorised employees of the Franchisee, or as specifically directed by the Franchisor; nor will the Franchisee copy or imitate or aid anyone else to copy or imitate same, either for the Franchisee's benefit or for the benefit of any other person, firm or corporation, as principal, agent, employee, or in any other capacity. All materials used shall correctly reflect the parties' ownership and control of the Business.

7.6	The grant of the franchise to the Franchisee to use the Intellectual Property is subject to the conditions and limitations set forth herein, and is granted only to the extent that the Franchisor could itself use the Intellectual Property were it not for the license being granted herein. The parties recognise that others may have acquired or attempted to acquire rights in or to colourable variations or copies of the Trade Marks. The Franchisee shall promptly notify the Franchisor if it becomes aware of it that the use of any Trade Marks pursuant to this Agreement would violate the rights of any other third party, in which case the Franchisor may require the Franchisee to adopt a trade name, service mark or trademark other than the Trade Name or any of the Trade Marks, and the Franchisee specifically acknowledges that such event shall not constitute a failure or partial failure of consideration. However, the Franchisor agrees to indemnify and hold the Franchisee harmless from and against any claims, damages, losses, costs and expenses suffered or incurred by the Franchisee and arising out of such violation.

7.7	The Franchisee will immediately notify the Franchisor of all circumstances coming to the attention of the Franchisee which may constitute an infringement of any of the Intellectual Property or other intellectual property of the Franchisor or may constitute passing off in respect of the Trade Name and any unregistered trademarks and shall take such reasonable action in connection therewith as the Franchisor may direct at the expense of the Franchisor to assist the Franchisor in the protection of the Intellectual Property or other intellectual property of the Franchisor. The Franchisee will, no later than fifteen (15) days after receiving notice of the same, notify the Franchisor in writing of any claim, demand or suit based upon or arising from the use of, or of any attempt by any other person, firm or corporation to use, any of the Intellectual Property or other intellectual property of the Franchisor. The Franchisee will also promptly notify the Franchisor in writing of any litigation relating to this Agreement or the Franchisee's operations hereunder instituted by the Franchisee or by any person, firm, corporation or governmental agency against the Franchisee.

7.8	(a)	The Franchisor, at its expense, shall have the right in its sole discretion to undertake the defense or prosecution, as the case may be, of any and all claims or causes of action arising from the Franchisee's use, under and pursuant to this Agreement, of the Intellectual Property. The Franchisor shall have the option of conducting the defence or prosecution (as the case may be) in the Territory in the name of the Franchisee at the cost of the Franchisor.

(b)	The Franchisor, at its option, shall also have the right in its sole discretion to advise, assist or undertake the defense or prosecution, as the case may be, of any hearings or conferences before any governmental agencies or litigation directly or indirectly concerning the Intellectual Property, and the Franchisee shall promptly notify the Franchisor of any such matters in writing.

(c)	In the event the Franchisor, pursuant to the terms of this Clause, undertakes the defense or prosecution of any litigation, at the request of the Franchisor, the Franchisee shall execute any and all documents and render all such assistance and do such acts and things as may, in the reasonable opinion of the Franchisor or legal counsel for the Franchisor, be necessary to carry out such defense or prosecution, either in the name of the Franchisor or in the name of the Franchisee, as the Franchisor shall elect.

(d) Any damage or monies recovered from third parties in any action or proceedings regarding the Intellectual Property (excluding improvements made by the Franchisee) shall belong to the Franchisor.
8.	REPRESENTATIONS AND NON-OPERATING OBLIGATIONS
8.1	The Franchisee represents and warrants to the Franchisor, with the intention that the Franchisor will rely thereon in entering into this Agreement, that:-
(a) The Franchisee is a corporation duly organised, in good standing, and qualified to do business under the laws of the Territory.
(b)	There will not be any issue of any shares by or any change in the share capital of the Franchisee or any transfer of any shares in the Franchisee other than with the prior written consent of the Franchisor.

(c)	The execution, delivery, consummation or performance of this Agreement does not conflict with, or constitute a material breach of any contract, agreement, mortgage, bylaw provision, lease or restriction of any nature to which the Franchisee is a party. So long as this Agreement is in effect, the Franchisee will not undertake any obligations the performance of which would constitute a material breach hereunder or would materially affect the Franchisee's performance hereunder.

(d)	The Franchisee has all necessary corporate power and authority to execute, deliver, consummate, and perform this Agreement, and it shall be a binding agreement upon the Franchisee and its successors and assigns when executed.

(e)	The Franchisee has no material liabilities, adverse claims, commitments or obligations of any nature whether accrued, unliquidated, absolute, contingent or otherwise which are not reflected as liabilities on the balance sheets of the Franchisee as contained in the financial statements or otherwise disclosed therein.

(f)	The Franchisee will obtain all governmental approvals necessary for the execution of this Agreement and the payments to be made by the Franchisee to the Franchisor hereunder, and shall furnish true and complete copies of such approvals upon request to the Franchisor. The Franchisee shall use its best efforts to assist the Franchisor in obtaining any rulings or approvals from any government or any agency thereof which the Franchisor believes are necessary to effectuate the intent of this Agreement.

(g)	There are no actions, suites, proceedings, or investigations pending, or to the knowledge of any of the officers or directors of the Franchisee, threatened in any court or before any governmental agency or institution, or any basis for any claim, action, suit, proceedings or investigation, which affects or could affect, directly or indirectly, any of the assets, properties, rights or business of the Franchisee, or the right of the Franchisee to operate and use its assets, properties or rights and carry on its business.

8.2	All representations and warranties of the Franchisee contained in this Agreement shall be complete, correct and accurate on the date hereof, shall remain in effect thereafter so long as this Agreement is in effect and shall survive any termination of this Agreement. The Franchisee shall inform the Franchisor in writing immediately if any of the representations and warranties of the Franchisee contained herein shall become incomplete, incorrect or inaccurate for any reason whatsoever, and the Franchisee shall immediately make efforts to cure such situation. The Franchisee's failure to immediately inform the Franchisor of such situation or to correct such situation shall be a material breach of this Agreement.

8.3	The Franchisee will make and maintain full, accurate and adequate records in a permanent form and pursuant to generally accepted accounting principles consistently applied, pertaining to its business, pursuant to this Agreement, which records shall be, at a minimum, those required by and shall be maintained for the period prescribed by applicable tax regulations. All such records shall be made available to the Franchisor at all reasonable times for such inspection and audit as the Franchisor deems necessary. The Franchisee hereby grants the Franchisor and its agents, designees and employees with prior notice to be given to the Franchisee access at all times during normal business hours to all such records, including without limitation invoices and any other documents of any nature relating to financial statements of the Franchisee which the Franchisor may require to be furnished and the right to inspect, test, copy, sample and audit such records at the Franchisor's expense and to observe the operations of the Franchisee at the office of the Franchisee and at the location of the Franchised Centre operated pursuant to this Agreement.

8.4	The Franchisee shall upon request furnish the Franchisor with copies of its most recent financial statements relating to the Business and such other statements to be delivered hereunder. These statements are and shall be prepared in accordance with generally accepted accounting principals consistently applied and are and shall be complete, accurate, correct and shall present fairly the financial condition of the Franchisee as of the dates of such statements and the results of operations for the most recent periods then ended. The Franchisee agrees that it will at all times during the term of this Agreement maintain sufficient working capital to faithfully fulfil its obligations under this Agreement.

8.5	The Franchisee will operate the Business in compliance with the System and all applicable ordinances, laws, regulations and other requirements of any governmental authority, including agencies thereof, and will obtain and pay for all necessary licenses, permits or consents of whatsoever kind or character, and the Franchisee will pay or cause to be paid prior to delinquency all taxes, fines, fees or assessments arising out of or in connection with the operation of its business hereunder. The Franchisee recognises that there are or may be registration and disclosure franchise laws and regulations, and the Franchisee specifically agrees (without limiting the general applications of this sub-Clause) to comply with such laws and regulations. Anything herein to the contrary notwithstanding, the Franchisee may contest the applicability of any such law or ordinance so long as the Franchisee continues to comply with, such law or ordinance pending such contest.

9.	NON-COMPETITION
9.1	The Franchisee shall devote its best efforts to the conduct of the Business hereunder, and the Franchisee will not during the currency of this Agreement in the Territory and elsewhere :
(a) be engaged in Internet related businesses and the provision of computer on line services in a manner and style similar to or resembling the System or use the Intellectual Property;
(b)	be directly or indirectly engaged or concerned in, whether as employee, proprietor, partner, director, shareholder, officer or otherwise, the conduct of any business offering the same or similar Products or Services which competes with the Business;

(c) carry on for its own account either alone or in partnership or be concerned in any company engaged in any business competing with the Business;
(d)	solicit, interfere with or endeavour to entice away or employ in any capacity, any employee or agent of the Franchisor or of the Franchisor's other franchisees without the prior written consent of the Franchisor or such other franchisees (as the case may be);

(e) assist any person, firm or company with technical advice in relation to any business competing with the Business;
(f) otherwise be interested, directly or indirectly, in any business competing with the Business.
9.2	The restrictions aforesaid in Clause 9.1 shall continue to apply for a period of two (2) years from the expiry or earlier termination of this Agreement.
9.3	While the restrictions aforesaid in Clause 9.1 are considered by the parties to be reasonable in all the circumstances it is agreed that if any one or more of such restrictions shall either taken by itself or themselves together be adjudged to go beyond what is reasonable in all the circumstances for the protection of the Franchisor's legitimate interest but would be adjudged reasonable if any particular restriction or restrictions were deleted or if any part or parts of the wording thereof were deleted, restricted or limited in a particular manner then the restrictions shall apply with such deletions, restrictions or limitations, as the case may be.

9.4	The provisions of this Clause shall continue to be valid and binding upon the Franchisee notwithstanding the termination of this Agreement pursuant to Clause 11 below or otherwise.
10.	INDEMNITY
The Franchisee hereby indemnifies and agrees to defend and hold the Franchisor harmless from any and all claims, causes of action, fines, penalties, liabilities (including statutory and other liability under worker's compensation, professional negligence matters and other employer's liability laws), damages, suits or judgments, including costs of investigation, court costs and reasonable attorney's fees, arising as a result of, or in connection with the operation of the Business by the Franchisee pursuant to this Agreement unless the same arises substantially or materially from the Franchisor's wilful default or negligence or in connection with claims for damages as the result of injury or death of any person or damage to property sustained by the Franchisee and all other persons which either arise from or in any manner grow out of any statutory basis of liability or from an act, error, omission or neglect by the Franchisee, its agents, employees, licensees, invitees and contractors appointed by the Franchisee, and the Franchisor shall have no obligation or liability in connection therewith or arising therefrom. The Franchisor shall have the right to approve the attorney to defend any such claim or cause of action against which the Franchisor is indemnified hereby at the Franchisee's expense if such action is brought against the Franchisor.

11.	TERMINATION
11.1	If the Franchisee fails to make any payment when due hereunder and the default continues for a period of thirty (30) days following written notice thereof to the Franchisee by the Franchisor, the Franchisor shall have the right to terminate this Agreement without further notice or action by the Franchisor.

11.2	The Franchisor shall also have the right to terminate this Agreement forthwith upon the occurrence of any one of the following:-
(a)	the Franchisee fails to operate and/or maintain the Franchised Centre in accordance with this Agreement and the Franchisor's reasonable instructions and to remedy such failure within thirty (30) days after receipt by the Franchisee of the Franchisor's notice in this regard;

(b)	conduct of the Franchisee which in reasonable opinion of the Franchisor has a detrimental effect on the operation, reputation and goodwill of the Franchisor or the Business, and the Franchisee fails to remedy the effect within thirty (30) days from receipt of the Franchisor's notice in this regard;

(c) the Franchisee transfers any rights, licences, obligations contained in this Agreement other than in accordance with the terms hereof;
(d)	the Franchisee fails to submit to the Franchisor any of the accounting or management information required to be submitted within the stipulated time periods or, in the case of a genuine delay, within the grace period of thirty (30) days after the end of such time period.

(e) the Franchisee discloses or allows disclosure of trade secrets or other confidential information relating to the Business or the System otherwise than in accordance with the terms of this Agreement;
(f) the Franchisee fails to obtain prior written approval or consent of the Franchisor expressly required by this Agreement;
(g)	in the event of the Franchisee ceasing or threatening to cease to carry on business in the Territory or voluntarily abandons the operations of the Business (other than with the consent of the Franchisor);

(h)	in the event of the Franchisee going into bankruptcy or liquidation (whether voluntarily or involuntarily) or being unable to pay its debts or suffering a distress or execution to be levied on or a receiver appointed over any property used in connection with the Business or if the Franchisee makes any arrangements with its creditors;

(i)	in the event of any complaint to the Franchisor as to quality of service given by the Franchisee and the cause of such complaint is not rectified or remedied within thirty (30) days from receipt by the Franchisee of the Franchisor's notice;

(j)	without prejudice to Clause 11.1, if the Franchisee is in breach of any terms of this Agreement and the Franchisor shall have notified the Franchisee in writing of such breach and the Franchisee shall not have rectified such breach within 30 days (for the avoidance of doubt, it is expressly acknowledged that no notice to rectify a breach need be delivered to the Franchisee prior to exercise by the Franchisor of its right to immediately terminate this Agreement upon the occurrence of any other event specifically listed in this Clause 11.2);

(k)	in the event of any repeated breach of any of the Franchisee's obligations under this Agreement. For the purpose of this sub-Clause a repeated breach shall be interpreted as two or more breaches of any of the Franchisee's obligations in any twelve month period;

(l)	the inability, in the Franchisor's opinion, of the Franchisee to meet any of its debts as they mature or within such grace period as the third party creditor may grant, or occurrences similar to the foregoing;

(m) the Franchisee failing to comply with any governmental laws or regulations in the Territory and, where remediable, not remedied within thirty (30) days of such default;
(n) where the Franchisee owns the Location, the Franchisee transfers, sells, parts with possession, mortgages or otherwise encumbers the Location without the prior consent of the Franchisor;
(o) the Franchisee commits an act which would constitute a breach of the provisions of Clause 9 of this Agreement;
(p)	any government or agency thereof in the Territory fails to approve the remittance out of the Territory (other than arising by default of the Franchisor) of any payment due from the Franchisee to the Franchisor hereunder (during which time the Franchisee shall deposit the payments due hereunder into a bank account designated by the Franchisor for its own benefit), and where remediable, the Franchisee fails to so remedy within thirty (30) days of such failure;

(q)	if any invalidation of the Trade Marks by the government of the Territory is caused by acts or omissions of the Franchisee which, if remediable, is not so remedied within thirty (30) days of such invalidation or notice of such act or omission is given (whichever is earlier), the Franchisor may, at its option, terminate this Agreement as provided herein;

(r)	the submission by the Franchisee of any information to the Franchisor, to any governmental authority, or to any financial institution which contains any inaccurate, incomplete or misleading statements, or omits any material fact necessary in order to make the statements made not misleading, and where remediable, is not remedied within thirty (30) days of notice of such default; or

(s) to the extent permitted by law, in the event of the Franchisor ceasing for any reason whatsoever to carry on the Business or to be a licensee of the Trade Marks.
Upon the occurrence of any of the events aforesaid, the Franchisor, at its option, may deliver to the Franchisee a notice of termination, and this Agreement will immediately wholly terminate.
11.3	The Franchisee will have the right to terminate this Agreement in the event that the Franchisor materially defaults in the performance of any term, covenant or condition provided in this Agreement, and such default continues for a period of thirty (30) days following notice thereof to the Franchisor. In any such event, the Franchisee at its option, may deliver to the Franchisor a notice of termination, and this Agreement will wholly terminate.

11.4	Save as provided in Clause 11.3 above, the Franchisee shall not be entitled to terminate this Agreement.
11.5	The termination of this Agreement (for whatever reason) shall not terminate any provision which is expressly or by implication provided to come into or continue in force after such termination and shall be without prejudice to the rights of either party against the other in respect of any antecedent breach of any of the terms and conditions of this Agreement. In the event of any termination by the Franchisor the Franchisee shall not be entitled to recover any part of the fees paid to the Franchisor including without limitation the Licence Fee.

12.	OBLIGATIONS OF THE FRANCHISEE UPON TERMINATION
12.1	Upon the termination or expiration of this Agreement for any reason whatsoever:-
(a)

the Franchisee's right to use in any manner whatsoever the Intellectual Property, including but not limited to the Trade Name, Trade Marks or any other mark or name associated with the Franchisor or used in connection with the operation of the Franchised Centre shall terminate forthwith. The Franchisee shall not thereafter, directly or indirectly, identify itself in any manner as a franchisee of the Franchisor or publicly identify itself as a former franchisee of the Franchisor and the Franchisee will immediately sign all the necessary forms and documents and do all the necessary acts in order to de-register the Franchisee as the registered user of the Trade Marks with the relevant authorities in the Territory. If the Franchisee fails or refuses to execute any document necessary to cause the discontinuance of the Franchisee's use of and deregistration of the Franchisee's interest in the Trade Marks, the Franchisee irrevocably appoints the Franchisor as its attorney to do so for and on behalf of the Franchisee;

(b)	the Franchisee shall forthwith cease to carry on the Business and to use the Intellectual Property (the Franchisee's licence to use which is terminated) and to sign such confirmation of cessation of use of the Intellectual Property as is required by the Franchisor;

(c)	the Franchisee will destroy all signs used in relation to the Business and other documents and other printed matter whatsoever relating to the System. The Franchisee shall bear all costs incurred in compliance with this Clause; and

(d) the Franchisee shall return to the Franchisor:-
(i) all samples and publicity promotional and advertising material used in the Business; and
(ii) all originals and copies of all documents and information containing or covering in any way any part of the Intellectual Property.
12.2	Upon the termination of this Agreement for any reason whatsoever, the Franchisor or its nominee or designee shall have the option, exercisable within sixty (60) days after such termination becomes effective, to purchase as soon as practicable thereafter (the date of which such purchase is completed being hereinafter referred to as "the Closing Date") any or all of the following operating assets of the Franchisee relating to the Franchise under this Agreement upon the terms and conditions set out below:

(a)	all saleable inventory will be purchased at the original cost price provided by the Franchisor. For the purpose of this Clause, the term "saleable" is defined to mean all items of merchandise which have been paid for by and belong to the Franchisee and are in a condition proper for current sale and specifically excludes items which require reconditioning or reworking, items which are not usable or saleable through normal distribution channels, items which are obsolete, damaged, or deteriorated, and consigned merchandise; and

(b)	all equipment owned by the Franchisee, acquired from the Franchisor and used in the Business may be purchased by the Franchisor or its nominee or designee at the depreciated book value or, where there is an agreement, on such value or price that is mutually agreed between the Franchisor and the Franchisee.

12.3	In the event the Franchisor decides not to exercise its option to purchase the operating assets of the Franchisee relating to the Business, the Franchisee shall be entitled within a period of thirty (30) days from the expiry of such option to sell off its remaining inventory of the Products upon such terms and conditions as it may deem fit.

13.	ASSIGNMENT
13.1	This Agreement and all rights of the Franchisor hereunder may be assigned, transferred or otherwise dealt with by the Franchisor and shall enure for the benefit of the successors and assigns of the Franchisor. This Agreement will not be assigned, transferred or otherwise dealt with by the Franchisee in whole or in part, directly or indirectly without the prior written consent of the Franchisor. Any such assignment or attempted assignment without the prior written consent of the Franchisor shall be a material breach of this Agreement. The direct or indirect sale of a controlling interest in the Franchisee shall be deemed to be an assignment.

13.2	If the Franchisor consents to the assignment of this Agreement, the Franchisee shall pay all costs and expenses incurred by the Franchisor associated with the request for assignment.
14.	GENERAL
14.1	This Agreement is the complete and only agreement between the parties, and supersedes all prior negotiations, representations and prior written or oral understandings. No variation, modification or alteration of any of the terms of this Agreement shall be of any effect unless evidenced in writing signed by or on behalf of each of the parties hereto by a duly authorised representative.

14.2	This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.
14.3	Either party hereto will have the right to require specific performance of the other party.
14.4	The failure of either party to enforce at any time or for any period of time any provision of this Agreement will not be construed to be a waiver of such provision or of the right of such party thereafter to enforce each such provision.

14.5	(a)	The Franchisee acknowledges that it has been advised to seek other appropriate independent advice and that the decision to enter into this Agreement has been taken solely on the basis of personal judgement and experience of the Franchisee having taken such independent advice. Accordingly, the Franchisee acknowledges that no inducement or promise express or implied had been made by the Franchisor or relied upon by the Franchisee in entering into this Agreement.

(b)	The Franchisee acknowledges that in giving advice to the Franchisee, assisting the Franchisee to establish the Business, recommending equipment and materials and assessing the suitability of sites for the Franchised Centre, the Franchisor has based its recommendations on experience actually obtained in practice (in Singapore) but that the Franchisor does not give any guarantee or warranty with regard to such matters or generally in connection with the sales volume, profitability or other aspects of the Business.

14.6	Notwithstanding anything herein to the contrary, and except in respect of payments due ereunder, the Franchisor and/or the Franchisee shall not be responsible in damages to the other for any failure or delay in performance hereunder due to:-

(a) any governmental act or regulation;
(b) war, civil commotion, earthquake, fire, flood or other disaster or similar event; or
(c) any other event beyond such party's control;
provided, however, such party shall take all steps reasonably possible to mitigate damages caused by such failure or delay. Notwithstanding the foregoing, if such failure or delay shall continue for more than one hundred and eighty (180) days, either party shall have the right at any time thereafter during the continuance of such failure or delay, to terminate this Agreement by giving thirty (30) days prior notice thereof to the other party.

14.7	Neither the Franchisor nor the Franchisee shall issue or cause to be issued any press release, publicity or other public statement concerning this Agreement without the prior written consent of the other party except where such disclosure is required by applicable laws or regulations including without limitation the regulations of any stock exchange.

14.8	If any provision of this Agreement, in whole or in part, is held by a court of competent jurisdiction to be invalid, the remainder hereof will not be affected thereby.
14.9	(a)	The Franchisee is an independent contractor, and neither the Franchisee nor its employees shall be construed to be either legal or implied agents, servants or employees of the Franchisor and have no authority whatsoever to act for or on behalf of the Franchisor. The Franchisee will have no right or authority and will not attempt to negotiate, enter into, permit or cause its employees to negotiate or attempt to or enter into contracts or commitments of any nature in name of or on behalf of the Franchisor that purport to bind the Franchisor in any respect whatsoever.

(b)	The Franchisee shall control the manner and means of the operation of the Business and the Franchised Centre and exercise complete control over and responsibility for all labour relations and the conduct of the Franchisee's agents and employees, including, but not limited to, the day-to-day operations of the Franchised Centre and its employees. The Franchisee's agents and employees shall not be considered or held out to be agents or employees of the Franchisor and shall not negotiate or enter any agreement or incur any liability in the name of or on behalf of, or that purports to bind, the Franchisor.

(c)	The parties hereto expressly agree that nothing contained or implied in this Agreement shall constitute or be deemed to constitute a partnership between the parties nor constitute nor be deemed to constitute any party as an agent or an affiliate of the other party for any purpose whatsoever.

14.10	Notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by prepaid first class post with recorded delivery, or by telex, or legible telefax addressed to the intended recipient at its address set out in this Agreement or to such other address or telex and telefax number as any party may from time to time duly notify to the others. Any such notice, demand or communication shall, unless the contrary is proved, be deemed to have been duly served (if given or made by telefax or telex on the next following business day in the place of receipt or (if given or made by first class letter) 72 hours after posting and in proving the same it shall be sufficient to show in the case of a letter, that the envelope containing the same was duly addressed, correctly stamped and posted and, in the case of a telex or telefax, that such telex or telefax was duly dispatched to a current telex or telefax number of the addressee.

14.11	Each party to this Agreement shall bear all its own legal and other costs and expenses incurred in the preparation and execution of this Agreement provided that all stamp duties payable shall be borne by the Franchisee.

14.12	(a) This Agreement shall be governed by and construed in accordance with the laws of Thailand.
(b)	All disputes between the parties as to any matter arising out of or in connection with this Agreement shall be referred to the arbitration in London of a single arbitrator to be appointed by agreement between the parties or, if such agreement is not reached within 14 days of the date on which the name of a proposed arbitrator shall have been submitted by either party to the other, to be appointed by the Chairman of the International Chamber of Commerce and provided that such arbitration shall be conducted in accordance with its rules.

15.	COUNTERPART
This Agreement may be signed in any number of counterparts, all of which when taken together and delivered to the Franchisor and the Franchisee shall constitute one and the same instrument. Any party may enter into this Agreement by signing such counterpart.

SCHEDULE A

LIST OF SERVICES

INDIVIDUAL DIAL-UP SERVICE
The individual dial-up service offers users a full PPP connection to the Internet using a modem and a regular phone line. In addition to a full PPP connection, every user will be given an email account and a complimentary 1 MB disk space for their personal home page. There are 3 different access service, namely Easy Lite, Easy Plus and Easy Pro.

PREPAID SERVICES
The prepaid services consist of Easy Start and Easy Surf packages.

BUSINESS CLASS DIAL-UP SERVICE
Business class dial-up is a dial up access service that comes with a personalised corporate email address (in the form of ‘john@abc.com.th') without having to run their own mail server. Users can access the Internet through the same dial-up PPP connections as other basic analog dial-up users at the same rates. Depending on the number of free hours and user access accounts provided, the access service provided are called Corporate Group Dial-ups 5, 10, 15 and 20.

PERSONAL ISDN DIAL-UP SERVICE
Personal ISDN dial-up service gives users a full PPP connection at 64Kbps. Every personal ISDN account is also analog enabled, meaning that they can also use a regular modem and phone line to dial in to the Internet. Personal ISDN users are provided with an email account and a complimentary 1 MB disk space for their personal home page. A number of access plans with different free hours would be provided.

NETWORK ISDN DIAL-UP SERVICE
Network ISDN service is a dial-up service using ISDN. It is catered for companies who already have their internal LAN and want to be able to share a common Internet connection with minimum set up and running cost. The choice of 64Kbps or 128Kbps bandwidth is on a dial-on-demand basis. The service includes free rental of an ISDN router at the customer's premise.

LEASED LINE SERVICE
A leased line connection provides a 24-hour link to the Internet at speeds ranging from 19.2Kbps to 2Mbs. A company can use this bandwidth to set up its own website, to provide product information, corporate news, and support to users, and at the same time provide Internet facilities to its own employees. In addition, a leased line's high speed connection makes it possible to run bandwidth extensive applications such as video conferencing, live video broadcasting and many others.

IP SHARER
The IP sharer consists of dial-up account with an MPP connection of up to 4 concurrent connection.

DNS HOSTING
A domain name is an unique, personalized address that represents a given location (such as a web site) on the Internet. Domain names make it easy for visitors to find a user's web site and remember email addresses. DNS hosting refers to the ability of one system to host multiple domains. The DNS will either be used for domain parking or modification.

WEB HOSTING
Web hosting allows a customer to host their web pages on Pacific Internet's backbone, with an URL address provided (www.yourcompany.com). It could either be on Unix or NT server. A space is provided either on a shared server or dedicated servers.

SERVER COLOCATION
Server co-location refers to the placement of customer's server at Pacific Internet's premises, with a 24 hours manned and environmentally-controlled rack space, electrical power and Internet connectivity to house the server.

WEB ADVERTISING
With web advertising, customers can have their banners posted on Pacific Internet's home page and advertisements placed on their products.

WEB SECRETARY
Web secretary is a virtual online secretary, which helps a user to remember appointments, meetings, birthdays, anniversaries and sends reminders either through emails or pagers. With web secretary, one can now access schedule anytime. Besides being organised, it also helps the user to update events or happenings around the town.

MILLENIUM MANAGER
An online tool for all the user's account management including Account Manager, Email Manager, Billing Manager, Homepage Manager and Usage Manager.

FAMILY DIAL-UP SERVICE
This is similar to Singapore's Family Dial-up Service with up to five (5) supplement email account. In addition, a filtering proxy facility called CyberGuard is provided to filter undesirable content.

TIME PLUS
A value added service which allows users to carry forward their unused hours to the following month

SCHEDULE B

SERVICE MARKS

SERVICE MARK NO.	CLASS	SERVICE MARK DETAILS	STATUS	COUNTRY
316548	35	Business information provided by means of a global computer network	Registered	Thailand
316549	38	Telecommunications by means of a global computer network; provision of information services relating to telecommunications by means of a global computer network; advisory services relating to telecommunications by means of a global computer network; electronic mail services by means of a global computer network; provision of information services relating to electronic mail services by means of a global computer network; electronic transmission of messages and data between remote users of a global computer network; advisory services relating to electronic mail services by means of a global computer network; provision of information services relating to electronic transmission of messages and data between remote users of global computer network; advisory services relating to electronic transmission of messages and data between remote users of a global computer network; electronic data interchange services; provision of information relating to electronic data interchange services; advisory services relating to electronic data interchanges services; computer aided transmission of message and images; provision of information services relating to computer aided transmission of message and images; advisory services relating to computer aided transmission of messages and images.	Registered	Thailand

IN WITNESS WHEREOF, the Franchisor and the Franchisee have executed this Agreement this 7th day of February 2002.

Franchisor
SIGNED by TAN TONG HAI for and on behalf of PACIFIC INTERNET LIMITED	) ) ) )	/s/ Tan Tong Hai
in the presence of /s/ Mah Swee Keong

Franchisee
SIGNED by PRITHAYUTH NIVASABUTR for and on behalf of PACIFIC INTERNET (THAILAND) LTD in the presence of:	) ) ) ) )	/s/ Prithayuth Nivasabutr